Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact Elizabeth Besen (212) 836-2674	Media Contact Kevin G. Lowery (412) 553-1424 Mobile (724) 422-7844

ALCOA ANNOUNCES SUCCESSFUL PRICING ON COMMON STOCK

AND CONVERTIBLE DEBT OFFERINGS

New York, NY – March 19, 2009 – Alcoa Inc. (NYSE: AA) today announced that it has successfully priced its public offerings of common stock and convertible notes. The offerings were made pursuant to the Company’s registration statement and prospectuses filed with the Securities and Exchange Commission. Total proceeds from the offerings are approximately $1.3 billion.

The Company announced that it has agreed to sell 150 million shares of its common stock at a public offering price of $5.25 per share. The Company has also granted the underwriters an option to purchase up to an additional 22.5 million shares of common stock on the same terms and conditions to cover over-allotments, if any.

The Company also announced the pricing of its public offering of $500 million aggregate principal amount of 5.25% convertible notes due 2014, reflecting an increase from the initial amount of $250 million. The Company has granted the underwriters an option to purchase up to an additional $75 million principal amount of convertible notes on the same terms and conditions to cover over-allotments, if any. The convertible notes will pay interest semi-annually at a rate of 5.25% and will mature on March 15, 2014 unless earlier repurchased or converted. The convertible notes will be convertible at the holder’s option into shares of Alcoa common stock at a conversion rate of 155.4908 shares of common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price of approximately $6.43 per share of common stock, subject to adjustment in certain circumstances.

The Company intends to use the net proceeds from the offerings to repay outstanding indebtedness under its senior unsecured 364-day revolving credit facility. The Company intends to use any remaining proceeds for general corporate purposes.

The offerings are expected to close on March 24, 2009, subject to customary closing conditions. The closing of each offering is not contingent on the closing of the other.

Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and Citigroup Global Markets Inc. are the joint book-running managers.

Copies of the prospectuses related to the offerings may be obtained from Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, NY 10010, Attention: Prospectus Department, call toll-free 1-800-221-1037; or from Morgan Stanley & Co. Incorporated, 180 Varick Street 2/F, New York, NY 10014, call toll-free 1-866-718-1649, or email prospectus@morganstanley.com; or from Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, call toll-free 1-888-603-5847; or from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, call toll-free 1-877-858-5407.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the prospectus supplements.

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland and has been a member of the Dow Jones Sustainability Index for seven consecutive years. More information can be found at www.alcoa.com

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “hopes,” “intends,” “plans,” “targets,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects” or other words of similar meaning. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, and industrial gas turbine markets; (c) Alcoa’s inability to achieve the level of cost reductions, cash generation or conservation, return on capital improvement, improvement in profitability and margins, or strengthening of operations anticipated by management in connection with its restructuring, portfolio streamlining and liquidity strengthening actions; (d) continued volatility or deterioration in the financial markets, including disruptions in the commercial paper, capital and credit markets; (e) Alcoa’s inability to mitigate impacts from increased energy, transportation and raw materials costs, including caustic soda, calcined petroleum coke and natural gas, or from other cost inflation; (f) Alcoa’s inability to complete its Brazilian growth and portfolio streamlining projects or achieve efficiency improvements at newly constructed or acquired facilities as planned and by targeted completion dates; (g) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (h) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (i) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2008 and other reports filed with the Securities and Exchange Commission.